Exhibit 99.1

To our shareowners:

In this turbulent global economy, our fundamental approach remains the same. Stay heads down, focused on the long term and obsessed over customers. Long-term thinking levers our existing abilities and lets us do new things we couldn’t otherwise contemplate. It supports the failure and iteration required for invention, and it frees us to pioneer in unexplored spaces. Seek instant gratification – or the elusive promise of it – and chances are you’ll find a crowd there ahead of you. Long-term orientation interacts well with customer obsession. If we can identify a customer need and if we can further develop conviction that that need is meaningful and durable, our approach permits us to work patiently for multiple years to deliver a solution. “Working backwards” from customer needs can be contrasted with a “skills-forward” approach where existing skills and competencies are used to drive business opportunities. The skills-forward approach says, “We are really good at X. What else can we do with X?” That’s a useful and rewarding business approach. However, if used exclusively, the company employing it will never be driven to develop fresh skills. Eventually the existing skills will become outmoded. Working backwards from customer needs often demands that we acquire new competencies and exercise new muscles, never mind how uncomfortable and awkward-feeling those first steps might be.

Kindle is a good example of our fundamental approach. More than four years ago, we began with a long-term vision: every book, ever printed, in any language, all available in less than 60 seconds. The customer experience we envisioned didn’t allow for any hard lines of demarcation between Kindle the device and Kindle the service – the two had to blend together seamlessly. Amazon had never designed or built a hardware device, but rather than change the vision to accommodate our then-existing skills, we hired a number of talented (and missionary!) hardware engineers and got started learning a new institutional skill, one that we needed to better serve readers in the future.

We’re grateful and excited that Kindle sales have exceeded our most optimistic expectations. On February 23, we began shipping Kindle 2. If you haven’t seen it, Kindle 2 is everything customers loved about the original Kindle, only thinner, faster, with a crisper display, and longer battery life, and capable of holding 1,500 books. You can choose from more than 250,000 of the most popular books, magazines, and newspapers. Wireless delivery is free, and you’ll have your book in less than 60 seconds. We’ve received thousands of feedback emails from customers about Kindle, and – remarkably – 26% of them contain the word “love.”

Customer Experience Pillars

In our retail business, we have strong conviction that customers value low prices, vast selection, and fast, convenient delivery and that these needs will remain stable over time. It is difficult for us to imagine that ten years from now, customers will want higher prices, less selection, or slower delivery. Our belief in the durability of these pillars is what gives us the confidence required to invest in strengthening them. We know that the energy we put in now will continue to pay dividends well into the future.

Our pricing objective is to earn customer trust, not to optimize short-term profit dollars. We take it as an article of faith that pricing in this manner is the best way to grow our aggregate profit dollars over the long term. We may make less per item, but by consistently earning trust we will sell many more items. Therefore, we offer low prices across our entire product range. For the same reason, we continue to invest in our free shipping programs, including Amazon Prime. Customers are well-informed and smart, and they evaluate the total cost, including delivery charges, when making their purchasing decisions. In the last 12 months, customers worldwide have saved more than $800 million by taking advantage of our free shipping offers.

We’re relentlessly focused on adding selection, both by increasing selection inside existing categories and by adding new categories. We’ve added 28 new categories since 2007. One business that is rapidly growing and continues to surprise me is our shoe store, Endless.com, which we launched in 2007.

Fast, reliable delivery is important to customers. In 2005, we launched Amazon Prime. For $79 per year,1 Prime members get unlimited express two-day shipping for free and upgrades to one-day delivery for just $3.99. In 2007, we launched Fulfillment by Amazon, a new service for third-party sellers. With FBA, sellers warehouse their inventory in our global fulfillment network, and we pick, pack, and ship to the end customer on the sellers’ behalf. FBA items are eligible for Amazon Prime and Super Saver Shipping – just as if the items were Amazon-owned inventory. As a result, FBA both improves the customer experience and drives seller sales. In the fourth quarter of 2008, we shipped more than 3 million units on behalf of sellers who use Fulfillment by Amazon, a win-win for customers and sellers.

Prudent Spending

The customer-experience path we’ve chosen requires us to have an efficient cost structure. The good news for shareowners is that we see much opportunity for improvement in that regard. Everywhere we look (and we all look), we find what experienced Japanese manufacturers would call “muda” or waste.2 I find this incredibly energizing. I see it as potential – years and years of variable and fixed productivity gains and more efficient, higher velocity, more flexible capital expenditures.

Our primary financial goal remains maximizing long-term free cash flow and doing so with high rates of return on invested capital. We are investing heartily in Amazon Web Services, in tools for third-party sellers, in digital media, in China, and in new product categories. And we make these investments with the belief that they can be of meaningful scale and can clear our high bar for returns.

Around the world, amazing, inventive, and hard-working Amazonians are putting customers first. I take great pride in being part of this team. We thank you, our owners, for your support, for your encouragement, and for joining us on our continuing adventure.

As always, I attach our 1997 letter to shareowners. Even as the rate of change accelerates, we hope and believe our focus on what stays the same should serve us well.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.

April 2009

[1]	Prime is a global program. ¥3,900 in Japan, £48 in the UK, €29 in Germany, and €49 in France.
[2]	At a fulfillment center recently, one of our Kaizen experts asked me, “I’m in favor of a clean fulfillment center, but why are you cleaning? Why don’t you eliminate the source of dirt?” I felt like the Karate Kid.

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

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We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

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We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

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We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

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We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

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We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.